AMENDMENT NO. 3 TO RIGHTS AGREEMENT


     AMENDMENT NO. 3 dated as of June 20, 2000 to the Rights Agreement dated as of August 7, 1990 and amended as of June 1, 1999 (the "Rights Agreement") and May 2, 2000 between The Liberty Corporation, a South Carolina corporation (the "Company"), and American Stock Transfer & Trust Company (which replaced The Bank of New York), as Rights Agent (the "Rights Agent").

                              W I T N E S S E T H

     WHEREAS, the Company has entered into a Purchase Agreement, dated as of June 19, 2000, by and between the Company and Royal Bank of Canada. (the "Purchase Agreement") and, in connection with the transactions contemplated by the Purchase Agreement, Royal Bank of Canada has entered into certain voting agreements with certain shareholders of the Company;

     WHEREAS, Section 26 of the Rights Agreement provides that, for so long as the Rights (as defined in the Rights Agreement) are then redeemable, the Company may and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of certificates representing shares of Common Stock (as defined in the Rights Agreement);

     WHEREAS, the Rights are currently redeemable;

     WHEREAS, the parties hereto desire to amend the Rights Agreement in certain respects;

     NOW, THEREFORE, the parties hereto agree as follows:

     SECTION 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Rights Agreement has the meaning assigned to such term in the Rights Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Rights Agreement shall, after this Amendment becomes effective, refer to the Rights Agreement as amended hereby.

     SECTION 2. Amendment to Section 1 of the Rights Agreement. Section 1 of the Rights Agreement is hereby amended by adding the following proviso to follow the first proviso in the definition of "Beneficial Owner";


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     "; provided further, however, that neither Royal Bank of Canada nor any
     Affiliate of Royal Bank of Canada shall be deemed to have "Beneficial Ownership" of or to "beneficially own" or to be a "Beneficial Owner" of any securities of the Company for purposes of this Agreement solely by reason of either (x) that certain Purchase Agreement by and between the Company and Royal Bank of Canada, dated as of June 19, 2000 (the "Purchase Agreement"), or (y) those certain voting agreements between Royal Bank of Canada and certain of the Company's shareholders entered into in connection with the transactions contemplated by the Purchase Agreement."

     SECTION 3. Entire Agreement; Restatement. Other than as expressly amended by Section 2 of this Amendment, the Rights Agreement shall remain in full force and effect unaffected hereby. The Rights Agreement, as amended by this Amendment and as previously amended by Amendment No. 1 and Amendment No. 2, is hereinafter referred to as the "Agreement," and the parties hereto hereby agree that the Agreement may be restated to reflect the amendments provided for in this Amendment and in Amendment No. 1 and Amendment No.2.

     SECTION 4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of South Carolina without regard to any applicable conflicts of law rules, except that the rights and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York.

     SECTION 5. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     SECTION 6. Effectiveness. This Amendment shall become effective upon execution by each of the parties hereto of a counterpart hereof.


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                     THE LIBERTY CORPORATION


                                     By: /s/ Martha G. Williams
                                        ---------------------------------------
                                        Name:  Martha G. Williams
                                        Title: Vice President, General Counsel
                                                 and Secretary

                                     Post Office Box 789
                                     Wade Hampton Boulevard
                                     Greenville, South Carolina 29602
                                     Attention: Legal Department



                                     AMERICAN STOCK TRANSFER & TRUST
                                     COMPANY, as Rights Agent


                                     By: /s/ Herbert J. Lemmer
                                        ---------------------------------------
                                        Name:  Herbert J. Lemmer
                                        Title: Vice President

                                     40 Wall Street, 46th Floor
                                     New York, New York 10005